EXHIBIT 99.1

Amtech Reports Significantly Higher Revenue and Earnings for Q3 Fiscal 2017
TEMPE, Ariz., August 9, 2017 /PRNewswire/ -- Amtech Systems, Inc. (NASDAQ: ASYS), a global supplier of production equipment and related supplies for the solar, semiconductor, and LED markets, today reported results for its third fiscal quarter ending June 30, 2017.
Third Quarter Fiscal 2017 Financial and Operational Highlights:

•	Net revenues of $47.8 million (solar $29.0 million)

•	Net income of $3.3 million

•	Diluted earnings per share of $0.25

•	Customer orders of $79.9 million (solar $54.2 million)

•	Quarter-end backlog of $125.7 million (solar $98.2 million)

•	Book to bill ratio of 1.7:1 (1.9:1 solar)

•	Unrestricted cash of $39.2 million
Mr. Fokko Pentinga, Chief Executive Officer of Amtech, commented, “We are pleased to report profitable growth with net revenue of $47.8 million, net income of $3.3 million, and EPS of $0.25, our best performance since our solar business unit peaked in the third and fourth fiscal quarters of 2011. During the quarter our semiconductor segment revenue and earnings improved as the semiconductor and electronics industries are in a cycle of increased capital spending. While all segments performed well in the quarter, we are seeing the greatest improvement in the solar growth segment. Our fiscal year-to-date orders were $183 million (solar $117 million) with a backlog at June 30, 2017 of $125.7 million, giving us good visibility for the coming quarters.”
Mr. Pentinga continued, “Our n-type bi-facial solar cell technologies are driving our participation in what appears to be a technology focused buying cycle in the solar industry. With our ongoing investment in both n-type and PERC we have continuously improved cell efficiency and production throughput with our products and technology solutions.”
At June 30, 2017, our total order backlog was $125.7 million (solar $98.2 million), compared to total backlog of $87.4 million (solar $66.9 million) at March 31, 2017. Backlog includes deferred revenue and customer orders that are expected to ship within the next 12 months.
Net revenue for the third quarter of fiscal 2017 was $47.8 million compared to $32.9 million in the preceding quarter and $33.3 million in the third quarter of fiscal 2016. The sequential increase and the increase from the prior year quarter are due primarily to shipments relating to the large turn-key order, as well as increased shipments of our semiconductor equipment.
Gross margin in the third quarter of fiscal 2017 was 32%, compared to 25% in the preceding quarter and 29% in the third quarter of fiscal 2016. Sequentially, gross margin increased primarily due to higher sales volumes, favorable product mix, and a lower net deferral of profit. The higher gross margin compared to a year ago is primarily due to higher sales volumes and improved product mix, slightly offset by lower usage of previously reserved inventory.
Selling, general and administrative (SG&A) expenses in the third quarter of fiscal 2017 were $10.1 million compared to $8.3 million in the preceding quarter and $8.7 million in the third quarter of fiscal 2016. Sequentially, and compared to prior year, the increase results primarily from severance, higher commissions and other employee-related expenses.
Research, development and engineering (RD&E) expense was $1.4 million in the third quarter of fiscal 2017 compared to $1.5 million in the preceding quarter and $1.6 million in the third quarter of fiscal 2016.
Depreciation and amortization in the third quarter of fiscal 2017 was $0.6 million, compared to $0.6 million in the preceding quarter and $0.7 million in the third quarter of fiscal 2016.
Income tax expense in the third quarter of fiscal 2017 was $1.0 million compared to $0.2 million in the preceding quarter and $0.1 million in the third quarter of fiscal 2016.

Net income for the third quarter of fiscal 2017 was $3.3 million, or $0.25 per diluted share, compared to a net loss of $1.4 million or $0.11 per share in the preceding quarter and a net loss of $1.2 million, or $0.09 per share for the third quarter of fiscal 2016.
Unrestricted cash and cash equivalents at June 30, 2017 were $39.2 million, compared to $38.9 million at March 31, 2017.

Outlook
The company expects revenues for the quarter ending September 30, 2017 to be in the range of $45 to $48 million. Gross margin for the quarter ending September 30, 2017 is expected to be in the mid to high 20 percent range, with positive operating margin, both influenced by product mix and revenue deferrals.
Operating results could be impacted by the timing of system shipments, particularly the first shipment of equipment for the turnkey order, the net impact of revenue deferral on those shipments, and recognition of revenue based on customer acceptances, all of which can have a significant effect on operating results.
A substantial portion of Amtech's revenues are denominated in Euros. The revenue outlook provided in this press release is based on an assumed exchange rate between the United States Dollar and the Euro. A significant decrease in the value of the Euro in relation to the United States Dollar could cause actual revenues to be lower than anticipated.

Conference Call
Amtech Systems will host a conference call and webcast today at 5:00 p.m. ET to discuss third quarter fiscal 2017 financial results. Those in the USA wishing to participate in the live call should dial (844)-868-9329. From Canada, dial (866) 605-3852, and internationally, dial (412) 317-6703. Request “Amtech” when connected to the operator. A replay of the call will be available one hour after the end of the conference call through August 16, 2017.  To access the replay please dial US toll free (877) 344-7529 and enter code 10110517. Internationally, dial (412) 317-0088 and use the same code.  A live and archived web cast of the conference call can be accessed in the investor relations section of Amtech's website at www.amtechsystems.com.

About Amtech Systems, Inc.
Amtech Systems, Inc. is a global supplier of advanced thermal processing equipment to the solar, semiconductor / electronics, and LED manufacturing markets. Amtech's equipment includes diffusion, ALD and PECVD systems and solder reflow systems. Amtech also supplies wafer handling automation and polishing equipment and related consumable products. The Company's wafer handling, thermal processing and consumable products currently address the diffusion, oxidation, and deposition steps used in the fabrication of solar cells, LEDs, semiconductors, MEMS, printed circuit boards, semiconductor packaging, and the polishing of newly sliced sapphire and silicon wafers. Amtech’s products are recognized under the leading brand names Tempress SystemsTM, Bruce TechnologiesTM, PR HoffmanTM, R2D AutomationTM, SoLayTec, and BTU International.

Cautionary Note Regarding Forward-Looking Statements
Certain information contained in this press release is forward-looking in nature. All statements in this press release, or made by management of Amtech Systems, Inc. and its subsidiaries ("Amtech"), other than statements of historical fact, are hereby identified as "forward-looking statements" (as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). In some cases, forward-looking statements can be identified by terminology such as "may," "will," "should," "would," "expects," "plans," "anticipates," "intends," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology or our management are intended to identify such forward-looking statements. Examples of forward-looking statements include statements regarding Amtech's future financial results, operating results, business strategies, projected costs, products under development, competitive positions, and plans and objectives of Amtech and its management for future operations. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. The Form 10-K, as amended, that Amtech filed with the Securities and Exchange Commission (the “SEC”) for the year-ended September 30, 2016, listed various important factors that could affect the company’s future operating results and financial condition and could cause actual results to differ materially from historical results and expectations based on forward-looking statements made in this document or elsewhere by Amtech or on its behalf. These factors can be found under the heading "Risk Factors" in the Form 10-Ks and investors should refer to them. Because it is not possible to predict or identify all such factors, any such list cannot be considered a complete set of all potential risks or uncertainties. Except as required by law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:

Amtech Systems, Inc. Robert T. Hass Chief Financial Officer (480) 967-5146 irelations@Amtechsystems.com	Christensen Investor Relations Patty Bruner (480) 201-6075 pbruner@christensenir.com

AMTECH SYSTEMS, INC.
(NASDAQ: ASYS)
August 9, 2017
(Unaudited)

Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2017	2016	2017	2016
Revenues, net of returns and allowances	$47,760	$33,342	$109,839	$77,899
Cost of sales	32,258	23,711	77,499	56,312
Gross profit	15,502	9,631	32,340	21,587

Selling, general and administrative	10,108	8,665	25,366	23,709
Research, development and engineering	1,423	1,568	4,586	6,015
Operating income (loss)	3,971	(602)	2,388	(8,137)

Gain on sale of other assets	—	—	—	2,576
Loss (income) from equity method investment	(110)	(444)	(200)	227
Interest expense and other income, net	(34)	(265)	(151)	(434)
Income (loss) before income taxes	3,827	(1,311)	2,037	(5,768)
Income tax provision	986	70	1,270	2,040
Net income (loss)	2,841	(1,381)	767	(7,808)

Add: net loss attributable to noncontrolling interest	446	172	1,045	1,086
Net income (loss) attributable to Amtech Systems, Inc.	$3,287	$(1,209)	$1,812	$(6,722)

Income (Loss) Per Share:
Basic income (loss) per share attributable to Amtech shareholders	$0.25	$(0.09)	$0.14	$(0.51)
Weighted average shares outstanding	13,242	13,173	13,203	13,165
Diluted income (loss) per share attributable to Amtech shareholders	$0.25	$(0.09)	$0.14	$(0.51)
Weighted average shares outstanding	13,398	13,173	13,288	13,165

AMTECH SYSTEMS, INC.
(NASDAQ: ASYS)
August 9, 2017
(Unaudited)

Condensed Consolidated Balance Sheets
(in thousands, except share data)
	June 30, 2017	September 30, 2016
Assets
Current Assets
Cash and cash equivalents	$39,160	$27,655
Restricted cash	4,671	893
Accounts receivable
Trade (less allowance for doubtful accounts of $1,522 and $3,730 at June 30, 2017, and September 30, 2016, respectively)	24,685	17,642
Unbilled and other	12,157	8,634
Inventories	23,186	23,223
Refundable income taxes	—	260
Vendor deposits	7,626	1,962
Other	2,954	2,655
Total current assets	114,439	82,924
Property, Plant and Equipment - Net	15,080	15,960
Deferred Income Taxes - Long-Term	200	200
Other Assets - Long Term	1,026	1,095
Investments	2,831	3,032
Intangible Assets - Net	3,643	4,100
Goodwill - Net	11,220	11,119
Total Assets	$148,439	$118,430

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$22,484	$15,397
Current maturities of long-term debt	817	1,134
Accrued compensation and related taxes	6,450	5,710
Accrued warranty expense	853	795
Deferred profit	5,449	4,709
Customer deposits	25,180	7,055
Other accrued liabilities	1,863	2,164
Income taxes payable	996	1,100
Total current liabilities	64,092	38,064
Long-Term Debt	9,732	9,097
Income Taxes Payable - Long-Term	6,520	5,930
Total liabilities	80,344	53,091
Commitments and Contingencies
Stockholders' Equity
Preferred stock; 100,000,000 shares authorized; none issued	—	—
Common stock; $0.01 par value; 100,000,000 shares authorized; shares issued and outstanding: 13,328,656 and 13,179,355 at June 30, 2017, and September 30, 2016, respectively	133	132
Additional paid-in capital	113,501	111,631
Accumulated other comprehensive loss	(8,834)	(8,876)
Retained deficit	(34,018)	(35,830)
Total stockholders' equity	70,782	67,057
Noncontrolling interest	(2,687)	(1,718)
Total equity	68,095	65,339
Total Liabilities and Stockholders' Equity	$148,439	$118,430

AMTECH SYSTEMS, INC.
(NASDAQ: ASYS)
August 9, 2017
(Unaudited)

Condensed Consolidated Statements of Cash Flows
(in thousands)

	Nine Months Ended June 30,
	2017	2016
Operating Activities
Net income (loss)	$767	(7,808)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,871	2,559
Write-down of inventory	448	116
Capitalized interest	307	—
Deferred income taxes	(10)	6
Non-cash share based compensation expense	978	1,059
Loss on sale of property, plant and equipment	107	—
Gain on sale of other assets	—	(2,576)
Loss (gain) from equity method investment	200	(227)
Reversal of allowance for doubtful accounts, net of provision	(898)	(143)
Changes in operating assets and liabilities:
Restricted cash	(3,576)	26
Accounts receivable	(8,997)	(3,538)
Inventories	(245)	(4,794)
Accrued income taxes	742	1,617
Vendor deposits and other assets	(5,521)	(644)
Accounts payable	6,616	2,842
Accrued liabilities and customer deposits	17,526	2,695
Deferred profit	626	(828)
Net cash provided by (used in) operating activities	10,941	(9,638)
Investing Activities
Purchases of property, plant and equipment	(355)	(442)
Proceeds from sale of property, plant and equipment	39	—
Proceeds from partial sale of subsidiary	—	7,012
Proceeds from sale of other assets	—	4,884
Net cash (used in) provided by investing activities	(316)	11,454
Financing Activities
Proceeds from exercise of stock options	894	34
Payments on long-term debt	(485)	(549)
Borrowings on long-term debt	384	1,145
Net cash provided by financing activities	793	630
Effect of Exchange Rate Changes on Cash	87	(8)
Net Increase in Cash and Cash Equivalents	11,505	2,438
Cash and Cash Equivalents, Beginning of Period	27,655	25,852
Cash and Cash Equivalents, End of Period	$39,160	28,290